                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                       Piedmont Natural Gas Company, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              PIEDMONT NATURAL GAS
                                 COMPANY, INC.

                    1915 REXFORD ROAD/POST OFFICE BOX 33068
                        CHARLOTTE, NORTH CAROLINA 28233

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                      AND

                                PROXY STATEMENT

                                 ANNUAL MEETING
                               FEBRUARY 28, 1997

                       PIEDMONT NATURAL GAS COMPANY, INC.
                               1915 REXFORD ROAD
                             POST OFFICE BOX 33068
                        CHARLOTTE, NORTH CAROLINA 28233

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               FEBRUARY 28, 1997

     The Annual Meeting of Shareholders of Piedmont Natural Gas Company, Inc. (the "Company"), will be held at the Executive Offices of the Company, 1915 Rexford Road, Charlotte, North Carolina, on February 28, 1997, at 9:30 a.m., E.S.T., for the following purposes:

          1. To elect four Directors, each to serve for a term of three years (Proposal A);

          2. To ratify the selection by the Board of Directors of the firm of Deloitte & Touche LLP as independent auditors of the Company for the current fiscal year (Proposal B);

          3. To consider and act upon a proposal to approve the Piedmont Natural Gas Company Executive Long-Term Incentive Plan (Proposal C);


          4. To consider and act upon a proposal to amend Article 3 of the Company's Articles of Incorporation to increase the authorized shares of Common Stock from 50,000,000 to 100,000,000 shares (Proposal D); and


          5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on January 15, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. Accordingly, only holders of Common Stock of record on such date will be entitled to vote at the Meeting.

                                          By order of the Board of Directors,

                                          Martin C. Ruegsegger
                                          Corporate Counsel and Secretary

January 29, 1997

THE FORM OF PROXY IS ENCLOSED TO ENABLE YOU TO VOTE YOUR SHARES AT THE MEETING. YOU ARE URGED, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, TO COMPLETE, SIGN, DATE AND RETURN THE PROXY PROMPTLY. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

                       PIEDMONT NATURAL GAS COMPANY, INC.
                               1915 REXFORD ROAD
                             POST OFFICE BOX 33068
                        CHARLOTTE, NORTH CAROLINA 28233

                                PROXY STATEMENT

     The following information is furnished in connection with the Annual Meeting of Shareholders (the "Meeting") of Piedmont Natural Gas Company, Inc. (the "Company"), to be held at the Company's executive offices in Charlotte, North Carolina, on February 28, 1997, and was first mailed to shareholders on or about January 29, 1997. The notice is set forth on the front page of this Proxy Statement. The Company's principal executive offices are located at 1915 Rexford Road, Charlotte, North Carolina 28211, and its telephone number is 704-364-3120.


     The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by Directors, officers and employees of the Company, personally or by telephone or facsimile, none of whom will be separately compensated for such activities. The Company has retained W.F. Doring & Co. to assist in the solicitation of proxies in the same manner for an estimated fee of $4,000, plus reimbursement of out-of-pocket expenses. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries who are record holders of shares of Common Stock for the forwarding of proxy materials to the beneficial owners of such shares, and the Company will reimburse them for their expenses.



     The Company had issued and outstanding on January 15, 1997, 29,736,371 shares of Common Stock, which shares constitute the only class of stock which is entitled to notice of and to vote at the Meeting. Only holders of Common Stock of record at the close of business on January 15, 1997, will be entitled to notice of and to vote at the Meeting, one vote for each share of stock.


     The holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Meeting will constitute a quorum. Since many shareholders cannot attend the Meeting, it is necessary that a large number be represented by proxy. The Board has accordingly designated proxyholders to represent those shareholders who cannot be present in person and who desire to be so represented.

     The presence of a shareholder at the Meeting will not automatically revoke such shareholder's proxy. However, shareholders who sign proxies have the right to revoke them at any time before they are voted by filing with the Corporate Counsel and Secretary of the Company an instrument revoking the proxy or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

     As of January 15, 1997, no shareholder was known by management to own of record or beneficially more than 5% of the outstanding Common Stock.

                            PURPOSES OF THE MEETING

     At the Meeting, the shareholders will consider and vote upon the following matters:

          1. The election of four Directors, each of whom would serve for a term of three years or until their successors are duly elected and qualified (Proposal A);

          2. The ratification of the action of the Board in selecting Deloitte & Touche LLP as independent auditors of the Company for the current fiscal year (Proposal B);

          3. To consider and act upon a proposal to approve the Piedmont Natural Gas Company Executive Long-Term Incentive Plan (Proposal C);


          4. To consider and act upon a proposal to amend Article 3 of the Company's Articles of Incorporation to increase the authorized shares of Common Stock from 50,000,000 to 100,000,000 shares (Proposal D); and


          5. Such other business as may properly come before the Meeting or any adjournment(s) thereof.


     The enclosed form of proxy provides a means for any shareholder to direct the proxyholders to vote for all nominees for election to the Board or to withhold authority to vote for any one or more or all of the nominees. A shareholder may also vote for or against or may abstain from voting on Proposals B, C and D. If the enclosed proxy is properly marked, signed, dated and returned, and not revoked, it will be voted in accordance with the instructions thereon. If no instructions are given, the proxy will be voted for the nominees named herein for election to the Board, for the ratification of the selection by the Board of independent auditors for the current fiscal year, for approval of the Executive Long-Term Incentive Plan and for the proposal to amend the Articles of Incorporation. If instructions are given with respect to one, but not the other Proposals, such instructions as are given will be followed, but the proxy will be voted for the Proposals on which no instructions are given. Should other matters properly come before the Meeting, the proxyholders will vote the proxies thereon in accordance with their best judgment.



     Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Meeting. With respect to election of Directors and ratification of auditors, abstentions and broker non-votes will not affect the election results of the following proposals, so long as a quorum is present. With respect to approval of the Executive Long-Term Incentive Plan and amendment of the Articles of Incorporation, abstentions and broker non-votes will have the effect of a vote against the respective proposal.


     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EACH SHAREHOLDER VOTE FOR EACH PROPOSAL.

                                   PROPOSAL A

                             ELECTION OF DIRECTORS


     The By-Laws of the Company provide that the Board of Directors shall consist of such number of directors as shall be fixed from time to time by resolution of the Board, but shall not be less than nine. The Articles of Incorporation divide the Board into three classes, designated Class I, Class II and Class III, with one class standing for election each year for a three-year term. The Articles provide that each class shall consist as nearly as possible of one-third of the total number of directors constituting the entire Board.


     C. M. Butler III, Sam J. DiGiovanni and John F. McNair III, whose terms expire at the Meeting, are standing for reelection for three-year terms. All these nominees have been previously elected by the shareholders. In addition, the Board at its meeting on December 6, 1996, nominated John W. Harris to stand for election as a Director in Class II. In the absence of instructions to the contrary, it is intended that the shares covered by the accompanying proxy will be voted for the election of Messrs. Butler, DiGiovanni, Harris and McNair as directors in Class II to serve three-year terms expiring in 2000. The election of directors requires a plurality of the votes cast at the Meeting. If all nominees are elected, the Board will consist of eleven members.

     The Board does not know of any nominee or nominees who will be unable or unwilling to serve, but if any of them should be unable to serve, the proxies will be voted under discretionary authority for a substitute or substitutes designated by the Board, unless appropriate action has been taken to provide for a lesser number of directors.

     The following sets forth certain information concerning each person nominated for election as a director and each person whose term of office as a director will continue after the Meeting:


                                         DIRECTOR OF
                                             THE            BUSINESS EXPERIENCE DURING PAST
                 NAME                   COMPANY SINCE       FIVE YEARS AND OTHER INFORMATION
--------------------------------------  --------------   --------------------------------------
NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 2000:
C.M. Butler III                              1991        Age 53. Attorney and consultant in
                                                         financial and regulatory affairs,
                                                         Houston, Texas. Mr. Butler is also a
                                                         director of Hawkins Energy
                                                         Corporation.
Sam J. DiGiovanni                            1988        Age 68. Former Partner in Arthur
                                                         Andersen & Co. (certified public
                                                         accountants), Chicago, Illinois.
John W. Harris                                --         Age 49. President of The Harris Group
                                                         (commercial real estate and investment
                                                         management), Charlotte, North
                                                         Carolina. Mr. Harris is also a
                                                         director of USAir and Dominion
                                                         Capital, Inc.
John F. McNair III                           1984        Age 69. Retired President and Chief
                                                         Executive Officer of Wachovia Bank of
                                                         North Carolina, N.A., and Wachovia
                                                         Corporation of North Carolina,
                                                         Winston-Salem, North Carolina. Mr.
                                                         McNair is also Chairman of the
                                                         Research Triangle Foundation.

DIRECTORS CONTINUING IN OFFICE UNTIL 1998:
Jerry W. Amos                                1978        Age 58. Partner in the law firm of
                                                         Amos & Jeffries, L.L.P., Greensboro,
                                                         North Carolina, and General Counsel to
                                                         the Company. Prior to October 1994,
                                                         Mr. Amos was a partner in the law firm
                                                         of Brooks, Pierce, McLendon, Humphrey
                                                         & Leonard, L.L.P.

                                         DIRECTOR OF
                                             THE            BUSINESS EXPERIENCE DURING PAST
                 NAME                   COMPANY SINCE       FIVE YEARS AND OTHER INFORMATION
--------------------------------------  --------------   --------------------------------------
John H. Maxheim                              1979        Age 62. Chairman of the Board,
                                                         President and Chief Executive Officer
                                                         of the Company, Charlotte, North
                                                         Carolina. Mr. Maxheim is also a
                                                         director of the Southern Region Board
                                                         of Wachovia Bank of North Carolina,
                                                         N.A., and Conso Products Company.
Walter S. Montgomery, Jr.                    1973        Age 67. President and Treasurer and
                                                         Chief Executive Officer of Spartan
                                                         Mills (textile manufacturer),
                                                         Spartanburg, South Carolina. Mr.
                                                         Montgomery is also a director of M.S.
                                                         Bailey & Son, Allendale Insurance
                                                         Company (Advisory Board), Spartan
                                                         Mills and Montgomery Industries.

DIRECTORS CONTINUING IN OFFICE UNTIL 1999:
Muriel W. Helms                              1993        Age 55. President of the Charlotte
                                                         Area of Prudential Carolinas Realty
                                                         (real estate), Charlotte, North
                                                         Carolina. Ms. Helms is also a director
                                                         of United Carolina Bank.
Ned R. McWherter                             1995        Age 66. Former Governor of the State
                                                         of Tennessee, Dresden, Tennessee. Mr.
                                                         McWherter is also a director of
                                                         Coca-Cola Bottling Co. Consolidated
                                                         and SunTrust Bank.
Donald S. Russell, Jr.                       1966        Age 58. Attorney at Law, Columbia,
                                                         South Carolina. Mr. Russell is also a
                                                         director of Jefferson-Pilot
                                                         Corporation.
John E. Simkins, Jr.                         1966        Age 58. Associate State Director,
                                                         Maryland Small Business Development
                                                         Center Network, College Park,
                                                         Maryland. From 1993 through 1995, Mr.
                                                         Simkins was Program Planning Manager,
                                                         Airborne Surveillance Division,
                                                         Westinghouse Electric Corporation
                                                         (electronics products and services).
                                                         Prior to 1993, Mr. Simkins was
                                                         Manager, Planning and Administration,
                                                         in the C3I Logistics Support Division
                                                         of that company and in the Aerospace
                                                         Logistics Support Division of that
                                                         company.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS


     During the fiscal year ended October 31, 1996, the Board held four meetings. All Directors except Messrs. McNair and McWherter attended 75% or more of the aggregate meetings of the Board and committees of the Board on which they served.


COMMITTEES OF THE BOARD

     The Board has several standing committees, including an Audit Committee, a Compensation Committee and a Nominating Committee.

     The members of the Audit Committee are Sam J. DiGiovanni (Chairman), C.M. Butler III, Ned R. McWherter and John E. Simkins, Jr. The Committee met twice during the fiscal year. The Audit Committee recommends to the Board the engagement of the Company's independent auditors, reviews the arrangements for and scope of the audit, reviews internal auditing procedures and the adequacy of internal controls, and reviews the reports submitted by the independent auditors.

     The members of the Compensation Committee are John F. McNair III (Chairman), Sam J. DiGiovanni and Walter S. Montgomery, Jr. John H. Maxheim is an ex officio member. The Committee met once during the fiscal year. The Compensation Committee oversees compensation policies and programs, including administration of the Executive Long-Term Incentive Plan. It also recommends to the Board the salaries and other compensation of elected officers and Directors and reviews executive development and management succession plans.

     The members of the Nominating Committee are Jerry W. Amos (Chairman), John
H. Maxheim, John F. McNair III and Donald S. Russell, Jr. The Committee met once during the fiscal year. The Nominating Committee recommends to the Board nominees to fill vacancies on the Board as they occur and recommends candidates for election as directors at annual meetings of shareholders. The Committee will consider nominees recommended by shareholders upon submission in writing to the Corporate Counsel and Secretary of the Company of the names of such nominees, together with their qualifications for service and evidence of their willingness to serve. Such nominations to the Board must be made at least sixty days prior to the shareholders' meeting at which the election of directors will take place.

DIRECTORS' COMPENSATION

     Directors who are not employees of the Company or its affiliated companies are paid an annual retainer for Board service of $20,000, an attendance fee of $750 for each Board meeting attended and an attendance fee of $500 for each committee meeting attended, in addition to reimbursement for expenses incurred in attending such meetings. If a Director elects to invest any of his or her director fees in the Company's Dividend Reinvestment and Stock Purchase Plan (the "DRIP"), the Company will match 25% of such fees for investment in the DRIP. Directors who are employees receive no additional compensation for their services as Directors.

     A non-employee Director who shall have served more than ten continuous years on the Board is entitled to receive on retirement from the Board at any age, an annual retirement benefit equal to the annual retainer fee in effect at the time of his or her retirement, which retirement benefit will continue for life. Should a non-employee Director die before ten years have elapsed from the retirement date of that Director from the Board, a retirement benefit shall be paid to the Director's designated beneficiary(s) in an amount equal to the annual retainer fee in effect at the time of the Director's retirement for the remaining portion of the ten-year period following the retirement date of that Director from the Board. Should a non-employee Director die while serving on the Board, the Director's previously designated beneficiary(s) shall be paid ten times the annual retainer fee that is in effect at the date of such Director's death.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Amos & Jeffries, L.L.P., a limited liability law partnership, received $616,606 for legal services performed for the Company during the 1996 fiscal year. This law firm is expected to continue to perform such services during the current fiscal year. Jerry W. Amos, a Director and General Counsel to the Company, is a partner in this law firm.

     Transactions involving this law firm and the Company were made in the ordinary course of business and, in the opinion of management, were on substantially the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS FOR THE TERMS STATED.

                                   PROPOSAL B

                       SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has selected Deloitte & Touche LLP, independent auditors, to serve as the independent auditors of the Company for the fiscal year ending October 31, 1997. Deloitte & Touche LLP has acted as the independent auditors of the Company since 1951. Although not required to submit this selection to the shareholders for ratification, the Directors believe it is desirable that an expression of shareholder opinion be solicited.

     Representatives of Deloitte & Touche LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     If a majority of the shares of Common Stock represented at the Meeting is voted against ratification of the selection of Deloitte & Touche LLP, the selection of independent auditors will be reconsidered by the Board.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                                   PROPOSAL C

                    ADOPTION OF PIEDMONT NATURAL GAS COMPANY
                       EXECUTIVE LONG TERM-INCENTIVE PLAN

     On December 6, 1996, the Board of Directors adopted the Piedmont Natural Gas Company, Inc. Executive Long-Term Incentive Plan (the "Incentive Plan"), to be effective January 1, 1997. Adoption of the Incentive Plan is subject to approval by the shareholders at the Meeting. In 1986, the shareholders of the Company approved a substantially similar plan (the "1986 Incentive Plan"). As of January 1, 1997, 1,054,261
shares of Common Stock have been reserved for issuance, but not used, under the 1986 Incentive Plan. Of these shares, the Company calculates approximately 512,610 shares could be issued under outstanding awards. The Company intends to transfer the remaining shares reserved for issuance under the 1986 Incentive Plan for use under the proposed Incentive Plan, and, as a result, a total of 541,651 shares shall be available for issuance under the Incentive Plan.



     The purpose of the Incentive Plan is to promote the interests of the Company by attracting and retaining in its employment persons of outstanding ability and to provide executives and other key employees greater incentive to make material contributions to the success of the Company by providing them with incentive compensation conditioned upon the corporate achievement of targeted performance objectives. Employees who are in active service at the time awards are granted and are determined by the Board to be in the executive compensation group are eligible for awards under the Incentive Plan.



     The Incentive Plan will be administered by the Compensation Committee of the Board (the "Committee"), which presently consists of three members who are ineligible to participate in the Incentive Plan. Subject to the terms of the Incentive Plan, the Committee has authority to construe and interpret the Incentive Plan, to determine the terms and provisions of awards to be granted under the Incentive Plan, to define the terms used in the Incentive Plan and in the awards granted thereunder, to prescribe, amend and rescind rules and regulations relating to the Incentive Plan, to determine the individuals to whom and the times at which awards shall be granted and the number of shares to be subject to each award, and to make all other determinations necessary or advisable for the administration of the Incentive Plan. Each grant of an award will be evidenced by a written agreement containing such terms and conditions consistent with the Incentive Plan as the Committee may determine.



     The Board may grant awards of units, each equivalent in value to one share of Common Stock, each year to eligible key employees. Except as otherwise provided, these awards will be distributed only after the end of a performance period of two or more years, as determined by the Board, beginning with the year in which the awards are granted.



     The percentage of units awarded that will be distributed will depend on the Company attaining certain pre-established performance goals as set by the Board. The Board may adopt one or more performance categories in addition to or in substitution for a performance category or eliminate all performance categories other than financial performance. No distribution of units will be made if a minimum average percentage of the applicable measurement of performance is not achieved.


     At the end of a performance period, the units which the participants are entitled to receive will be distributed over a three-year period in the form of a combination of equal portions of shares of Common Stock and cash; provided, however, that a participant may elect to take more than one-half of the units in shares of Common Stock.

     The aggregate number of units which may be awarded to all participants under the Incentive Plan in any year may not exceed 1/2 of 1% of the total number of shares of Common Stock outstanding at the time the units are awarded.


     In the event of the death of a participant prior to the end of any performance period, the number of units awarded for such performance period shall be reduced in proportion to the number of months remaining in the performance period after the date of death; and the remaining parts of the award, if any, may, in the discretion of the Board, be adjusted based upon the levels of performance achieved prior to the date of death and shall be distributed within a reasonable time after death. Retirement or absence of a participant for disability prior to the end of any performance period under circumstances entitling the participant to an immediate pension or disability benefit under a Company plan shall not affect any awards granted under the Incentive Plan.

     In the event of any other termination of employment or leave of absence prior to the end of any performance period, all non-vested units with respect to such performance will be cancelled. All units awarded to a participant and not previously distributed shall be forfeited if a participant is discharged for cause or becomes associated with a competitor.


     A cash payment in an amount equal to the dividend payable on one share of Common Stock will be made to each participant for each unit which, on the record date for the dividend, has been awarded to the participant and not distributed or cancelled.


     No dividend equivalent payments or distribution of units will be made or deferred if, at the time of payment or distribution (a) any dividend on any shares of outstanding Preferred Stock has been omitted and not subsequently paid or the Company shall not have declared and paid a cash dividend on Common Stock during the then current fiscal quarter, (b) there exists any default in payment of dividends on any such outstanding shares, (c) the rate of dividends on such shares is lower than at the time the units to which the payment relates were awarded, (d) estimated consolidated net income for the twelve months preceding the month of payment or distribution is less than the sum of payments to be made under the Incentive Plan plus all dividends applicable to such period on an accrual basis, either paid, declared or accrued at the most recently paid rate, or (e) such payments or distribution of units would result in the default in any agreement by which the Company is bound.


     In the event of a stock dividend or split, recapitalization, combination of shares or similar adjustment, or a result of a merger, consolidation or other reorganization, the Board is authorized to make such adjustments, if any, in the number or kind of units previously awarded and in the performance levels previously established for any performance period not then completed. In addition, if an extraordinary change occurs during a performance period which significantly alters the basis upon which the performance levels were established, the Board may make adjustments which it deems appropriate in the performance levels. Such changes may include changes in accounting practices, tax, regulatory or other laws or regulations, economic changes not in the ordinary course of business cycles or compliance with judicial decrees or other legal requirements.



     The Board may amend, suspend or terminate the Incentive Plan at any time, but no amendment may be made which adversely affects the rights of a participant with respect to awards previously granted to him or her, without his or her consent, and provided that no amendment may be made without the approval of the shareholders which increases the total number of shares of Common Stock issuable under the Incentive Plan (except pursuant to the adjustment provision described above), changes the class of employees eligible to participate, or withdraws the direction of administration of the Incentive Plan from the Committee.


     No taxable income will be realized by the participant upon the award of the unit(s) under the Incentive Plan because such award is subject to forfeiture restrictions until the performance period is complete. The participant will realize ordinary income in the years in which the restrictions lapse in the amount of the then current value of the shares covered by the award units and an equivalent amount will be deductible by the Company for the same years. Cash payments made to participants equal to the dividends on the award units will be taxable income to the participant and deductible to the Company as compensation to the participant when paid.

VOTE REQUIRED FOR ADOPTION OF INCENTIVE PLAN

     Under North Carolina law, the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the Meeting is required to adopt Proposal C.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE PIEDMONT NATURAL GAS COMPANY EXECUTIVE LONG-TERM INCENTIVE PLAN.

                                   PROPOSAL D

                           AMENDMENT OF ARTICLE 3 OF

                         THE ARTICLES OF INCORPORATION

                  TO INCREASE THE AUTHORIZED NUMBER OF SHARES
                                OF COMMON STOCK


     On December 6, 1996, the Board adopted and recommended for shareholder approval an amendment of the Company's Articles of Incorporation to increase the authorized Common Stock from 50,000,000 to 100,000,000 shares, for the reasons discussed below. A copy of the proposed amendment of Article 3 of the Articles of Incorporation is attached to this Proxy Statement as Appendix A. Article 3 currently provides for the issuance of up to 50,000,000 shares of Common Stock, without par value, and 175,000 shares of preferred stock, also without par value. As of January 15, 1997, 29,736,371 shares of Common Stock were outstanding and 2,828,445 shares of Common Stock were reserved for issuance pursuant to the DRIP, the 1986 Incentive Plan and the Employee Stock Purchase Plan. No preferred shares are outstanding.



     The Board believes that it is desirable to increase the number of authorized shares of Common Stock for a number of reasons, including having the shares available for issuance pursuant to the DRIP, and to accommodate any possible future employee benefit plans, Common Stock dividends or stock splits. Having such additional authorized shares of Common Stock available for issuance will give the Company greater flexibility and will allow such shares to be issued without the expense and delay of a special shareholders' meeting, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may then be listed.



     The proposed increase in the number of authorized shares of Common Stock is not designed to deter or prevent a change in control; however, under certain circumstances, the Company could use additional authorized shares of Common Stock to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company or privately place such shares with purchasers who might side with the Board in opposing a hostile takeover bid. At the date of this Proxy Statement, the Company has no agreements or commitments with respect to the sale or distribution of additional shares of Common Stock, except with respect to the DRIP and to certain employee benefit plans.


     Except as may be limited by the rules of any exchange on which the Common Stock may be listed, the Board is empowered to authorize the issuance of any authorized but unissued shares of Common Stock at such time or times, to such persons and for such consideration as they may deem appropriate, without further shareholder approval. Holders of Common Stock have no preemptive rights to subscribe to or purchase shares of Common Stock which may be issued in the future.


     If the amendment is approved, it is expected that the amendment will become effective upon the accepted filing of Articles of Amendment with the North Carolina Secretary of State.

VOTE REQUIRED FOR ADOPTION OF PROPOSAL D

     Under North Carolina law, the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the Meeting is required to adopt this Proposal D. Accordingly, holders of shares of Common Stock who abstain from voting or do not vote on this Proposal D will have, in effect, cast votes against the proposal equal in number to the shares they abstain from voting or do not vote.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE INCREASE IN THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned, as of December 1, 1996, by each Director and nominee, each executive officer named in the Summary Compensation Table and all Directors and executive officers as a group:


                                                              AMOUNT AND NATURE          PERCENT OF
                  NAME OF BENEFICIAL OWNER                OF BENEFICIAL OWNERSHIP(1)      CLASS(2)
    ----------------------------------------------------  --------------------------     ----------
    DIRECTORS
    Jerry W. Amos.......................................             55,477(3)                --
    C. M. Butler III....................................                300                   --
    Sam J. DiGiovanni...................................              6,507(3)(4)             --
    John W. Harris......................................              1,000                   --
    Muriel W. Helms.....................................                753(5)                --
    John H. Maxheim.....................................            131,832(6)                --
    John F. McNair III..................................              8,000(7)                --
    Ned R. McWherter....................................              1,421(3)                --
    Walter S. Montgomery, Jr............................              1,544(8)                --
    Donald S. Russell, Jr...............................             70,624                   --
    John E. Simkins, Jr.................................              2,640(3)                --
    EXECUTIVE OFFICERS
    David J. Dzuricky...................................                 64(6)                --
    Ray B. Killough.....................................             24,431(6)                --
    Ware F. Schiefer....................................             27,723(6)(9)             --
    Thomas E. Skains....................................                  0                   --
    All Directors and Executive Officers as a Group (27
      persons)..........................................            510,508(6)                --


---------------

(1) Unless otherwise indicated, each person listed has sole voting and investment power.
(2) For all Directors, the number of shares shown represents less than 1% of the outstanding Common Stock. The number of shares beneficially owned by all Directors and executive officers as a group represents less than 2% of the outstanding Common Stock.
(3) The number of shares shown includes those credited to participants' accounts under the DRIP.
(4) Includes 3,199 shares held by Mr. DiGiovanni in joint tenancy with his spouse.
(5) Includes 93 shares held in trust of which Ms. Helms is trustee.
(6) The number of shares shown includes those credited to participants' accounts under the DRIP and the Employee Stock Ownership Plan.
(7) Includes 2,000 shares owned by a family member. Mr. McNair disclaims beneficial ownership of such shares.
(8) Mr. Montgomery is a co-trustee of a trust which holds these shares.
(9) Includes 864 shares held by Mr. Schiefer in joint tenancy with his spouse.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following Summary Compensation Table sets forth a summary of the compensation paid to the Company's Chief Executive Officer and to the four other most highly compensated executive officers in the three fiscal years ended October 31, 1996, 1995 and 1994:

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                ANNUAL COMPENSATION         PAYOUTS
                                             --------------------------   ------------
                                                         OTHER ANNUAL         LTIP          ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR    SALARY    COMPENSATION(1)     PAYOUTS      COMPENSATION(2)
------------------------------------  ----   --------   ---------------   ------------   ---------------
John H. Maxheim.....................  1996   $423,846      $ 126,392        $400,802        $ 123,427
  Chairman of the Board, President    1995    413,269         87,822         334,371          107,750
  and Chief Executive Officer         1994    398,269        101,123              --          100,580
Ware F. Schiefer....................  1996    208,154         47,128         135,509           50,987
  Executive Vice President            1995    190,077         30,246         113,049           47,673
                                      1994    179,692         34,712              --           45,981
Ray B. Killough.....................  1996    182,308         34,195          83,916           14,441
  Senior Vice                         1995    170,962         19,167          70,007           17,181
  President -- Operations             1994    154,616         21,908              --           17,134
Thomas E. Skains....................  1996    174,692        242,251              --           19,004
  Senior Vice President -- Gas        1995     85,673         35,301              --            4,970
  Supply and Services                 1994         --             --              --               --
David J. Dzuricky...................  1996    167,115        256,580              --           21,469
  Senior Vice President -- Finance    1995    101,021         17,061              --            5,977
                                      1994         --             --              --               --

---------------

(1) These amounts include the payments of dividend equivalents on units awarded, but not yet distributed, under the 1986 Incentive Plan and moving expense allowances plus assumed income tax liabilities for Messrs. Skains and Dzuricky of $213,144 and $228,681, respectively, for 1996 and $29,569 and $13,813, respectively, for 1995.

(2) These amounts for 1996 consist of the following:

                                           Maxheim    Schiefer   Killough   Skains    Dzuricky
                                           --------   --------   --------   -------   --------
        Insurance premiums plus assumed
          income tax liabilities under
          the Supplemental Executive
          Benefit Plan (SEBP)............  $70,177    $ 32,937    $9,691    $11,462   $ 16,456
        Salary continuation accruals
          under the SEBP.................   48,500      13,300        --         --         --
        Company contributions to the
          Salary Investment Plan.........    4,750       4,750     4,750      7,542      5,013

LONG-TERM INCENTIVE AWARDS

     The following table provides information on long-term performance awards granted by the Board in the fiscal year ended October 31, 1996, to the named executive officers pursuant to the 1986 Incentive Plan.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                                             ESTIMATED FUTURE PAYMENTS
                                                                                  UNDER NON-STOCK
                                                                                PRICE BASED PLANS(2)
                                                                           ------------------------------
                                           NUMBER                                                 MAXIMUM
                                          OF UNITS    PERFORMANCE PERIOD   THRESHOLD    TARGET       #
                 NAME                    AWARDED(1)      UNTIL PAYOUT      # SHARES    # SHARES   SHARES
---------------------------------------  ----------   ------------------   ---------   --------   -------
John H. Maxheim........................    47,159     5 years                37,727     47,159    56,591
Ware F. Schiefer.......................    19,273     5 years                15,418     19,273    23,128
Ray B. Killough........................    15,909     5 years                12,727     15,909    19,091
Thomas E. Skains.......................    15,000     5 years                12,000     15,000    18,000
David J. Dzuricky......................    14,091     5 years                11,273     14,091    16,909

---------------


(1) If performance measures are met, payouts under the 1986 Incentive Plan are 50% in shares of Common Stock and 50% in cash, unless the executive officer makes an irrevocable, advance election to receive a greater percentage of the payout in shares of stock. The assumed stock price as of the date of award was $22 per share. The awards would be payable in three equal installments annually beginning December 1, 2000. All units distributed, whether in shares of stock or cash, will be valued at the market price of the stock at the date of distribution.

(2) Payouts are determined based on the Company achieving increases in annual net income as set by the Board for the award period. The target amount will be paid if at least 100% of the targeted performance measure is achieved; the threshold amount will be paid if at least 80% of the targeted performance measure is achieved; and the maximum amount will be paid if 120% or more of the targeted performance measure is achieved. No payment will be made unless at least 80% of the targeted performance measure is achieved. An amount equal to the dividend payable on one share of Common Stock is paid to each participant for each unit which, on the record date for the dividend, has been awarded to the participant and not distributed or canceled.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE-OF-CONTROL
ARRANGEMENTS

     On February 26, 1993, Mr. Maxheim entered into a four-year employment agreement with the Company, effective December 1, 1992 (the "Commencement Date"), at an initial base salary of $385,000 per annum. On each anniversary of the Commencement Date, the then remaining term is automatically extended for an additional year, unless the Company or Mr. Maxheim gives notice of termination of such renewal 90 days prior to such anniversary date; provided, however, that the term of the agreement shall not extend beyond Mr. Maxheim's 65th birthday. Mr. Maxheim's base salary agreement is subject to review and increase annually by the Board. The agreement contains a covenant not to compete with the Company or its subsidiaries for the term of the agreement and for two years after termination of the agreement, except in the case of termination without "cause," as defined therein, by the Company.

     Mr. Maxheim's employment agreement shall be terminated by his death or total permanent disability and may be terminated for cause by the Company or upon 60 days' notice by Mr. Maxheim. Mr. Maxheim's compensation would continue to be paid through the end of the month in which his death occurred, through the effective date of his voluntary termination of employment (except in connection with a "Change in

Control"), and for 90 days following the date of a determination of total permanent disability. If terminated for cause, Mr. Maxheim would be entitled to no payments of compensation after the date of termination.

     In the event Mr. Maxheim's employment is terminated by the Company without cause, the nature of his duties is diminished after a Change in Control of the Company, or he voluntarily terminates his employment upon certain changes in his rights or duties after a Change in Control whether or not approved by the Board, he will be entitled to receive his annual base salary (which base salary automatically shall be increased 10% per annum in the event of a Change in Control) and all amounts which he may be or may become entitled to receive under any bonus or incentive plan for the remainder of the term of the agreement. He also will continue to be eligible to participate in other benefit plans of the Company for the remainder of the term of the agreement. Upon such a Change in Control that has not been approved by the requisite vote of the Board, the then remaining term of the agreement is automatically extended for a four-year period. In the event Mr. Maxheim is terminated by the Company without cause within twelve months after a Change in Control, he is entitled to receive in a lump sum all base salary (including automatic increases resulting from the Change in Control), incentive compensation and bonuses payable to him over the remaining term of the agreement. Under the agreement, should any dispute arise between Mr. Maxheim and the Company regarding the terms of the agreement, whether in formal legal proceedings or otherwise, the Company must reimburse him for all his costs and expenses should he prevail in such dispute.

     On May 31, 1996, Ware F. Schiefer, David J. Dzuricky, Ray B. Killough and Thomas E. Skains, senior executive officers of the Company, entered into employment agreements (the "Agreements") with the Company. The Board had previously determined that the continued retention of the services of these officers on a long-term basis was in the best interest of the Company in that it promoted the stability of senior management, it enabled the Company to retain the services of a well-qualified officer with extensive contacts in the natural gas industry, and it secured the continued services of the officer notwithstanding any change in control of the Company.


     The term of employment under the Agreement for Mr. Schiefer is for a two-year period commencing on June 1, 1996, and the term of employment under each Agreement for Messrs. Dzuricky, Killough and Skains is for a one-year period commencing June 1, 1996. All such Agreements shall automatically be extended to a full one-year period, in the case of Mr. Schiefer, a two-year period, on each successive day during the term of each Agreement. If written notice from the Company or the officer is delivered to the other party advising the other party that the Agreement is not to be further extended, then the Agreement is terminated on the first anniversary of the date of notice or, in the case of Mr. Schiefer, on the second anniversary of the date of notice. No extension shall allow the Agreements to extend beyond the date on which the officer reaches 65 years of age.


     Each officer's base salary may be increased from time to time by the Board as reflected by the duties required of the officer. Each Agreement contains a covenant not to compete with the Company or its subsidiaries for the term of the Agreement without prior written consent of the Company.

     Each Agreement shall be terminated upon the death or total permanent disability of the officer. Compensation would continue to be paid through the end of the month in which the officer died, through the effective date of the officer's voluntary termination of employment (except in connection with a "Change in Control"), and for 90 days following. If terminated for cause, the officer would not be entitled to receive compensation or other benefits (other than vested benefits) after the date of termination. In the event of involuntary termination of the officer's employment with, or at any time following, any Change of Control, or in the event of voluntary termination by the officer in connection with, or within 12 months after (in the case of Mr. Schiefer, 24 months after) any Change in Control, the officer shall be paid the following amount for a period of 12 months (in the case of Mr. Schiefer, 24 months) from the effective date of termination or until such time as the officer reaches 65 years of age, whichever is less: (a) base salary plus
(b) all amounts to which the officer may be or may become entitled to under any incentive or bonus plan, plus (c) participation in all welfare benefit plans, practices, policies and programs at least as favorable as the most favorable of such plans, practices, policies and programs in effect at any time during the 90-day period preceding the officer's termination and with the costs of such benefits paid in the same manner as prior to termination. Finally, should any dispute arise between the officer and the Company regarding the terms of the Agreement, whether in formal legal proceedings or otherwise, the Company must reimburse the officer for all the officer's costs and expenses should the officer prevail in such dispute.

RETIREMENT PLAN

     The Company maintains a defined benefit plan (the "Retirement Plan") which covers all full-time employees upon attainment of age 21 and completion of one year of service, or attainment of age 30. The full cost of the Retirement Plan is paid by the Company. Benefits under the Retirement Plan become fully vested prior to normal retirement age upon the completion of five years of service, and are determined by a step-rate formula which utilizes the participant's covered compensation, final average earnings and credited years of service.

     In the event of retirement at or after age 65, the average Retirement Plan participant with maximum credited service of 35 years is, in general, entitled to an annual pension for life in an amount which, when added to primary Social Security benefits, will equal approximately 75% of the participant's average annual compensation during the five consecutive years of the last ten years prior to retirement during which the participant received his or her highest compensation. Benefits are also provided under the Retirement Plan in the event of early retirement at or after age 55 with ten years of credited service and in the event of retirement for disability.

     The persons named in the Summary Compensation Table above are participants in the Retirement Plan which provides for fixed benefits computed on an actuarial basis for all covered employees. The amount of the contribution, payment or accrual by the Company with respect to a specified person under the Retirement Plan cannot readily be separately or individually calculated. The Company was not permitted by law to make a deductible contribution to the Retirement Plan during the 1996 plan year, as it was actuarily determined that the Retirement Plan met the definition of "fully funded" under Section 214(c)(6) of the Tax Code.

     Based upon current remuneration of the individuals named in the Summary Compensation Table and their expected credited years of service at normal retirement age (65), the estimated annual retirement benefits payable upon retirement to each of the named individuals and their credited years of service as of October 31, 1996, are as follows: Mr. Maxheim, $103,967, 18 years; Mr. Schiefer, $87,789, 31 years; Mr. Killough, $82,095, 23 years; Mr. Skains, $75,527, one year; and Mr. Dzuricky, $72,747, one year.

     The amounts shown in the following table are those payable in the event of retirement at age 65 on December 31, 1996. The table illustrates the estimated normal annual retirement benefits payable under the Retirement Plan for the specified remuneration and years of service classifications. The amounts shown do not reflect reductions which would result from joint and survivor elections.

                                                             ANNUAL BENEFITS UPON RETIREMENT
                                                             WITH YEARS OF SERVICE INDICATED
                                                          -------------------------------------
             FINAL AVERAGE ANNUAL EARNINGS                  15             25             35
--------------------------------------------------------  -------       --------       --------
$150,000................................................  $53,145       $ 74,265       $ 81,075
 200,000................................................   68,412         99,901        109,226
 250,000................................................   79,317        118,210        120,000
 300,000................................................   79,317        118,210        120,000
 350,000................................................   79,317        118,210        120,000
 400,000................................................   79,317        118,210        120,000
 450,000................................................   79,317        118,210        120,000


     The Employee Retirement Income Security Act of 1974 places certain limitations on benefits which may be paid under qualified plans. Current law limits the amount payable in 1996 under a defined benefit plan to $120,000 and limits compensation used in 1996 for determining benefits to $150,000 per year.

              COMPARISONS OF CUMULATIVE TOTAL SHAREHOLDER RETURNS

     The following performance graph compares the Company's cumulative total shareholder return from October 31, 1991, through October 31, 1996 (a five-year period), to that of the Standard & Poor's 500 Stock Index, a broad market index ("S & P 500"), and to that of the Standard & Poor's Natural Gas Index, an index of natural gas utility companies (the "S & P Natural Gas").

     The graph assumes that the value of an investment in Common Stock and in each index was $100 on October 31, 1991, and that all dividends were reinvested. Stock price performances shown on the graph are not indicative of future price performances.

               COMPARISONS OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                   VALUE OF $100 INVESTED AT OCTOBER 31, 1991

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)             PNG           S&P 500       INDUSTRY**
1991                                       100             100             100
1992                                       133             110             109
1993                                       186             126             133
1994                                       155             131             126
1995                                       178             166             146
1996                                       209             206             212

** S&P Natural Gas Utility Index

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board provides overall guidance to the Company's executive compensation programs, including its Employee Salary Administration Plan and Executive Long-Term Incentive Plan. During 1996, the Committee was composed of three outside directors. The Committee reviews the Performance Management Program for salaried employees, the chief executive officer's compensation level, and other officer compensation levels. In addition, the Committee evaluates the performance of management and considers management succession and related matters. To assist the Committee in its review and evaluations, independent compensation consultants are periodically retained to confirm the competitiveness of the Company's compensation policies and practices.

     The goals of the Compensation Committee are 1) to create compensation packages for officers and key executives which will attract and retain in the Company's employment persons of outstanding ability and 2) to reward those officers for superior corporate performance as measured by the Company's financial results and strategic achievements and provide a greater incentive for the officers and key managers to make material contributions to the success of the Company, its shareholders and service it provides to its customers.

     Executive compensation at the Company for 1996 was comprised of two elements: 1) base salary and 2) long-term incentive awards. The Board has previously adopted and shareholders have approved the 1986 Executive Long-Term Incentive Plan under which awards have been made.

     The relative levels of base salary for the Company's officers are designed to reflect each officer's scope of responsibility and accountability within the Company. To determine the necessary amounts of base salary to attract and retain top quality management, the Compensation Committee reviews comparable salary and other compensation arrangements in effect at comparable local natural gas distribution companies. The compensation policy of the Company, endorsed by the Committee, is that a substantial portion of the annual compensation of each officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. A portion of an officer's compensation therefore, is "at risk" through long-term incentive compensation. Target levels, depending upon management responsibilities, can amount to approximately 30 to 50 percent of average annual salary compensation. Over time, the compensation policy of the Company has been to place less emphasis on base salary and greater emphasis on variable, performance-related long-term incentive compensation. The goal of this policy is to further align the interests of management with the interests of shareholders.


     Pursuant to the 1986 Executive Long-Term Incentive Plan, units (consisting of a combination of shares of Common Stock and cash) may be awarded to participants and, depending upon the levels of financial performance and customer satisfaction achieved by the Company during a performance period, distribution of those awards may be made. For the five-year performance period ended October 31, 1994, performance was measured against corporate average net earnings from continuing operations, after tax and after deducting the Gross National Product deflator over the performance period. For a performance period beginning November 1, 1992 and ending October 31, 1997, an award may be distributed over a three-year period beginning in 1997 for performance that achieved an average annual increase of at least 6% after deducting the Gross National Product deflator. For the five-year performance period ending October 31, 2000, 100 percent of the award may be distributed for performance that achieves an average increase in corporate average net earnings of 6%. Up to 120% of the award may be distributed for performance that materially exceeds targeted performance goals. Distributions are based on achievement of pre-established internal measures and performance standards. The 1986 Executive Long-Term Incentive Plan requires that a minimum threshold must be achieved in order for any awards to be distributed. The Committee recommends to the Board, for their final approval, the level that should be distributed based upon achievement of corporate goals.

     The compensation for each of the five highest paid officers for 1996 has been reviewed and has been found to be reasonable in view of the Company's performance, as compared to executives in similarly situated positions in peer group companies and the contribution of those officers to the established performance standards.


     The general policies described above for the compensation of officers and key managers of the Company also apply to the compensation recommendations made by the Compensation Committee and approved by the Board (other than Mr. Maxheim) with respect to the 1996 compensation for Mr. Maxheim as the Company's President and Chief Executive Officer. The 1996 base salary for Mr. Maxheim was based principally on his rights under his employment agreement with the Company dated February 26, 1993, as described in the Company's proxy statement. In light of the previous decisions of the Board of Directors, the Employment Agreement established Mr. Maxheim's minimum annual base salary at $425,000 for 1996. This amount had been increased $10,000 from his base salary in 1995 in recognition of the officer's overall performance, the increase in the cost of living and in recognition under his leadership which contributed to an increase in value of the Company's common stock at an annual compound return of 17.4 percent over the past five years.


Submitted by the Compensation Committee

John F. McNair III, Chairman
Sam J. DiGiovanni
Walter S. Montgomery, Jr.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Maxheim is an ex officio member of the Compensation Committee. As an ex officio member, he participates in the discussions of the Committee but does not vote on Committee actions. Moreover, he does not participate in and is not present during the Committee's deliberations upon compensation matters related to him.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934 requires Directors, executive officers and persons who own more than 10% percent of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from Directors and executive officers, the Company believes that during the 1996 fiscal year, its Directors and executive officers complied with all applicable Section 16(a) filing requirements.

               PROPOSALS FOR 1998 ANNUAL MEETING OF SHAREHOLDERS

     Any shareholder proposal intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Corporate Counsel and Secretary at the Company's executive offices no later than September 25, 1997, in order to be considered for inclusion in the Proxy Statement for such meeting.

                                 OTHER BUSINESS

     The Board and management do not know of any other matters to be presented at the Meeting. If other matters do properly come before the Meeting, it is intended that the persons named in the accompanying form of proxy will vote the proxies in accordance with their best judgment. The form of proxy confers discretionary authority to take action with respect to any additional matters which may come before the Meeting.

                                 MISCELLANEOUS

     The Annual Report of the Company for the 1996 fiscal year, which includes audited financial statements, is being mailed along with this Proxy Statement; however, it is not intended that the Annual Report be a part of the Proxy Statement or a solicitation of proxies.

     Upon written request of a shareholder, the Company will provide, without charge, a copy of its Annual Report on Form 10-K for the fiscal year, including financial statements and schedules thereto, required to be filed with the SEC. Requests should be directed to: Martin C. Ruegsegger, Corporate Counsel and Secretary, Piedmont Natural Gas Company, Inc., Post Office Box 33068, Charlotte, North Carolina 28233.

     Shareholders are respectfully urged to complete, sign, date and return the accompanying form of proxy in the enclosed envelope. Your prompt response will be appreciated.

                                          By order of the Board of Directors,

                                          Martin C. Ruegsegger
                                          Corporate Counsel and Secretary

January 29, 1997

                                   APPENDIX A


     The first sentence of the Articles of Incorporation of the Company is hereby to be amended by deleting the first sentence of Article 3 of such Articles of Incorporation and substituting in lieu thereof a new first sentence which is set forth below in full:


          Article 3. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is one hundred million one hundred seventy-five thousand (100,175,000), one hundred million (100,000,000) of which shall be common stock, without par value, and one hundred seventy-five thousand (175,000) of which shall be preferred stock, also without par value.

                                                                     APPENDIX B

                       PIEDMONT NATURAL GAS COMPANY, INC.

         PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON FEBRUARY 28, 1997
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints John H. Maxheim, John F. McNair III and Walter S. Montgomery, Jr., and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Piedmont Natural Gas Company, Inc., to be held February 28, 1997, and at any adjournment or adjournments thereof, as follows:

    The Board of Directors recommends a vote FOR the following proposals:

A.  ELECTION OF DIRECTORS

     [ ]  FOR the nominees listed below                        [ ]  WITHHOLD AUTHORITY to vote for all
          (except as indicated to the contrary below)               nominees listed below

   C. M. Butler III, Sam J. DiGiovanni, John W. Harris and John F. McNair III

(To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------
B.  RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

C.  APPROVAL OF EXECUTIVE LONG-TERM INCENTIVE PLAN.

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

D. APPROVAL OF PROPOSED AMENDMENT OF ARTICLES OF INCORPORATION, AS AMENDED, TO INCREASE AUTHORIZED COMMON STOCK FROM 50,000,000 TO 100,000,000 SHARES.

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

                (Continued and to be signed on the reverse side)

                          (Continued from other side)

    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for proposals A, B, C and D.

                                                  Dated:                 , 1997
                                                        -----------------

                                                  ------------------------------
                                                            Signature

                                                  ------------------------------
                                                   Signature (if held jointly)

                                                  Please sign exactly as name
                                                  appears hereon, date and
                                                  return in the enclosed
                                                  business reply envelope. Joint
                                                  owners should each sign
                                                  personally. Corporation
                                                  proxies should be signed by an
                                                  authorized officer. Executors,
                                                  administrators, trustees,
                                                  etc., should so indicate when
                                                  signing.